                                     TRIMAS
                                   EXHIBIT 12
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                                           ----------             ----------
                                                           Six Months             Six Months
                                                             ended                   ended
                                                           6/30/2002              6/30/2001
                                                           ----------             ----------
       EARNINGS (LOSS) BEFORE INCOME
       TAXES AND FIXED CHARGES:

       Income (loss) from continuing
            operations before income taxes........           15,350                  2,060

       Deduct equity in undistributed
            earnings of less-than-fifty-
            percent owned companies...............                -                      -

       Fixed charges..............................           34,066                 37,877
       Deduct capitalized interest................              (26)                   (97)
       Depreciation of fixed charges..............                3                      1
       Estimated interest factor for
            rentals...............................                -                      -
                                                          ----------             ----------
       Earnings (loss) before income
            taxes and fixed charges...............         $ 49,393               $ 39,841
                                                          ==========             ==========
FIXED CHARGES:

       Interest on indebtedness, net..............           33,100                 36,940
       Capitalized interest.......................               26                     97
       Estimated interest factor for
            rentals...............................              940                    840
                                                          ----------             ----------
                 Total fixed charges..............           34,066                 37,877
                                                          ----------             ----------
       Total fixed charges........................         $ 34,066               $ 37,877
                                                          ==========             ==========
RATIO OF EARNINGS TO FIXED CHARGES................            1.4                    1.1
                                                          ==========             ==========

                                                                            For The Years Ended December 31
                                                ---------------------------------------------------------------------------
                                                            One Month     Eleven Months
                                                               ended         ended
                                                   2001      12/31/00       11/28/00        1999       1998 (1)    1997
                                                -----------  ----------   -------------   --------    ---------  ---------
       EARNINGS (LOSS) BEFORE INCOME
       TAXES AND FIXED CHARGES:

       Income (loss) from continuing
            operations before income taxes.....  $ (9,450)    $ (5,250)      $ 42,190      $65,000     $ 49,910    $115,070

       Deduct equity in undistributed
            earnings of less-than-fifty-
            percent owned companies............         -            -              -            -            -           -

       Fixed charges...........................    74,934        5,140         57,545       57,820       60,950       6,910
       Deduct capitalized interest.............      (114)           -           (315)        (700)           -           -
       Depreciation of fixed charges...........         6            -            141           55            -           -
       Estimated interest factor for
            rentals............................         -            -              -            -            -           -
                                                 --------     --------       --------      -------     --------    --------
       Earnings (loss) before income
            taxes and fixed charges............  $ 65,376     $   (110)      $ 99,561      $122,175    $110,860    $121,980
                                                 ========     ========       ========      =======     ========    ========
FIXED CHARGES:

       Interest on indebtedness, net...........    73,130        5,000         55,390       55,380       59,350       5,420

       Capitalized interest....................       114            -            315          700            -           -

       Estimated interest factor for
            rentals............................     1,690          140          1,840        1,740        1,600       1,490
                                                 --------     --------       --------      -------     --------    --------
                 Total fixed charges...........    74,934        5,140         57,545       57,820       60,950       6,910
                                                 --------     --------       --------      -------     --------    --------
       Total fixed charges.....................  $ 74,934     $  5,140       $ 57,545      $57,820     $ 60,950    $  6,910
                                                 ========     ========       ========      =======     ========    ========
RATIO OF EARNINGS TO FIXED CHARGES.............      0.9(2)    (0.02)(2)       1.7          2.1          1.8        17.7
                                                 ========     ========       ========      =======     ========    ========





Notes (1) Metaldyne acquired TriMas in January 1998. Finanial results for the 21 days prior to Metaldyne's acquisition have not been included because the results were determined on a different accounting basis.

      (2) For the period ended December 31, 2000, and year ended December 31, 2001, additional earnings of $5.3 million and $9.6 million, respectively, would have been required to make the ratio 1.0x.